Exhibit 99.1

        GENESEE & WYOMING REPORTS RESULTS FOR THE FOURTH QUARTER OF 2006;
                 ANNOUNCES TWO MILLION SHARE REPURCHASE PROGRAM

    GREENWICH, Conn., Feb. 13, 2007 /PRNewswire-FirstCall/ -- Genesee & Wyoming Inc. (GWI) (NYSE: GWR) reported that net income in the fourth quarter of 2006 increased 32.5% to $14.3 million, compared with net income of $10.8 million in the fourth quarter of 2005. GWI's diluted earnings per share in the fourth quarter of 2006 increased 30.8% to $0.34 with 42.2 million shares outstanding, compared with diluted earnings per share of $0.26 with 42.1 million shares outstanding in the fourth quarter of 2005.

    GWI's results for the fourth quarter of 2006 included gains on the sale of assets totaling $3.2 million ($1.9 million after-tax, or $0.05 per share), non-cash expense related to the reassessment of accounting measurement dates for certain stock options granted in prior years of $1.2 million ($0.5 million after-tax, or $0.01 per share) (see "Review of Stock Option Practices" below) and $0.9 million ($0.6 million after-tax, or $0.01 per share) associated with an emergency bridge repair in Canada. GWI's results for the fourth quarter of 2006 also included a net tax benefit of $1.2 million ($0.03 per share), primarily associated with regulations issued in late 2006 clarifying the calculation of the short line tax credit.

    GWI also announced today that its Board of Directors has authorized the repurchase of up to two million shares of GWI common stock. The repurchases may occur from time to time in the open market or in privately negotiated transactions. The timing and amount of any repurchase of shares will be determined by GWI management based on its evaluation of market conditions and other factors.

    Operating Results

    In the fourth quarter of 2006, GWI's revenue increased 20.0% to $124.0 million, compared with $103.3 million in the fourth quarter of 2005. Of this $20.7 million increase in revenue, $20.1 million was due to acquisitions, primarily Genesee & Wyoming Australia Pty Ltd (GWA), and $1.4 million was same-railroad revenue growth in the U.S. and Canada. These gains were partially offset by a decrease of $0.9 million in revenue in Mexico.

    U.S. and Canada non-freight revenues increased $2.3 million primarily due to higher switching revenue from new industrial switching contracts and higher rates and volumes at GWI's port railroads. U.S. and Canada freight revenues decreased $0.9 million, as carloads decreased by 7.1%, partially offset by an increase in average revenue per car of 6.3%. The increase in average revenue per car was due to higher rates of 5.9% and higher fuel surcharges of 1.4%, partially offset by a 1.0% change in commodity mix.

    GWI's operating income in the fourth quarter of 2006 increased 8.4% to $18.0 million, compared with $16.6 million in the fourth quarter of 2005. The operating ratio was 85.5% in the fourth quarter of 2006, compared with an operating ratio of 84.0% in the fourth quarter of 2005. Operating income was impacted by a number of items in the fourth quarter of 2006, including (i) gains on the sale of assets ($3.2 million), (ii) non-cash expense related to the stock options adjustment ($1.2 million) and (iii) expenses associated with an emergency bridge repair in Canada ($0.9 million).

    GWI's Mexican business had an operating loss of $0.9 million in the fourth quarter of 2006, compared with an operating loss of $1.0 million in the fourth quarter of 2005.

    Annual Consolidated Results

    For the year ended December 31, 2006, GWI reported net income of $134.0 million, compared with $50.1 million for the year ended December 31, 2005. GWI's diluted earnings per share increased to $3.16 in 2006 (with 42.4 million shares outstanding), compared with $1.20 in 2005 (with 41.7 million shares outstanding). Excluding the net gain from the sale of GWI's 50-percent interest in the Western Australia operations and certain other assets of the Australian Railroad Group (ARG) (ARG Sale) of $196.9 million ($114.5 million after-tax, or $2.70 per share) and the non-cash impairments in Mexico and Bolivia, which totaled $39.0 million ($39.8 million after-tax, or $0.94 per share), GWI's adjusted net income was $59.3 million and its adjusted earnings per share-diluted was $1.40 per share.(1)

    Free Cash Flow(2)

    For the year ended December 31, 2006, GWI's operations generated net cash from operating activities of $83.3 million and free cash flow of $24.4 million. Items reducing free cash flow included (i) $7.1 million in capital expenditures to be funded by government grants and insurance for which GWI will be reimbursed in 2007, (ii) $5.5 million of expenses related to the ARG Sale, (iii) $4.0 million in locomotive lease buyouts on December 31, 2006 and (iv) $2.4 million in business development capital expenditures. Working capital decreased $75.3 million, including Australia income taxes payable of $86.4 million primarily associated with the ARG Sale, partially offset by $3.5 million as a result of the Mexico and Bolivia non-cash impairments. All other working capital items produced a net increase of $7.6 million.

    For the year ended December 31, 2005, GWI generated net cash from operating activities of $68.1 million and free cash flow of $41.0 million. Free cash flow for the year ending December 31, 2005, included an increase in working capital of $3.8 million and business development capital expenditures for 2005 totaled $1.4 million.

    Review of Stock Option Practices

    During the fourth quarter of 2006, GWI voluntarily initiated and completed a comprehensive internal review of its historical stock option practices for stock option grants made during the period from its initial public offering on June 24, 1996 through the third quarter of 2006. The review found no evidence of any intentional wrongdoing by GWI's Executive Officers, Board of Directors or other employees. The internal review identified certain administrative and procedural deficiencies that resulted in unintentional accounting errors. These errors principally related to situations where, as of the grant date approved by the Compensation Committee, an aggregate number of stock options to be granted were approved and the exercise price for the stock options was established, but the allocation of those stock options to certain individual employee recipients was not finalized until a later date. GWI therefore determined that later measurement dates for accounting purposes for those individual grants should have been used. As a result, GWI recorded non-cash stock-based compensation expense of $1.2 million ($0.5 million after-tax) in the fourth quarter of 2006, with $1.1 million related to grants to the general population of employees, none of whom were executive officers. Under the direction of the Audit Committee of the Board of Directors, the results of the internal review were evaluated by outside counsel, who concurred with the findings.

    Comments from the Chief Executive Officer

    Mortimer B. Fuller, Chairman and Chief Executive Officer of GWI, commented, "Our financial performance in the fourth quarter of 2006 was consistent with our expectations, apart from the emergency bridge repairs in Canada. Reduced shipments of paper and forest products due to economic softness and lower shipments of coal and salt due to warmer winter weather were more than offset by effective cost control. Despite a severe drought in South Australia affecting the 2006-07 grain harvest, our Australian business continues to perform in-line with our acquisition plan. Overall, we expect these trends to continue in 2007 and to maintain good growth in GWI's core earnings."

    "Meanwhile, GWI continues to invest in a number of growth initiatives which, while increasing our capital expenditures, will result in even stronger free cash flow in future years. In Mexico, we have initiated a dialogue with the Calderon administration to resolve the issues concerning our Mexican railroads. Because they only recently assumed office in December 2006, it is too early to determine the outcome of these discussions."

    "Our announcement of a share repurchase program reflects our strong long-term outlook for the value of GWI. Given our strong operating cash flow, its impact on our financial capacity to execute major transactions is not material. Using the strongest balance sheet in our history, we plan to continue an active acquisition program and are currently pursuing a number of international and domestic opportunities."

    Conference Call and Webcast Details

    As previously announced, GWI's conference call to discuss financial results for the fourth quarter will be held today at 11:00 a.m. (Eastern Time). The dial-in number for the teleconference is 800-230-1092; outside U.S., call 612-288-0337, or the call may be accessed live over the Internet (listen only) under the "Investors" tab of GWI's website (http://www.gwrr.com), by selecting "Q4 2006 Genesee & Wyoming Earnings Conference Call." An audio replay of the conference call will be accessible via the Investors tab of GWI's website starting at 2:30 p.m. this afternoon. Supplemental information is also available under the "Investors" tab of GWI's website by selecting "Supporting Materials" located under the "Q4 2006 Genesee & Wyoming Earnings Conference Call"link.

    About Genesee & Wyoming Inc.

    GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia. GWI railroads operate in 26 U.S. states and two Canadian provinces and serve 12 U.S. ports. GWI operates more than 5,900 miles of owned and leased track and approximately 3,700 additional miles under track access arrangements.

    Cautionary Statement Concerning Forward-Looking Statements

    This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that involve risks and uncertainties that could cause actual results to differ materially from its current expectations including, but not limited to, economic conditions, customer demand, increased competition in relevant markets, and others. GWI refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as GWI's Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release. GWI disclaims any intention to update the current expectations or forward looking statements contained in this press release.

    Michael Williams, GWI Corporate Communications
    1-203-629-3722
    mwilliams@gwrr.com

    1. Adjusted Net Income and Adjusted Earnings per Share - Diluted are non-GAAP measures and are not intended to replace Net Income or Earnings per Share - Diluted, their most directly comparable GAAP measures. The information required by Regulation G under the Securities Exchange Act of 1934, including reconciliation to Net Income and Earnings per Share - Diluted calculated using amounts determined in accordance with GAAP, are included in the tables attached to this press release.

    2. Free cash flow is a non-GAAP measure and is not intended to replace net cash provided by operating activities, its most directly comparable GAAP measure. The information required by Regulation G under the Securities Exchange Act of 1934, including a reconciliation to net cash provided by operating activities, is included in the tables attached to this press release.

                     GENESEE & WYOMING INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                   (unaudited)

                                           Three Months Ended                Year Ended
                                               December 31,                  December 31,
                                       ---------------------------   ---------------------------
                                           2006           2005           2006           2005
                                       ------------   ------------   ------------   ------------
OPERATING REVENUES                     $    123,970   $    103,316   $    478,846   $    385,389

OPERATING EXPENSES                          105,997         86,743        435,433        314,458
INCOME FROM OPERATIONS                       17,973         16,573         43,413         70,931

GAIN ON SALE OF EQUITY INVESTMENT
 IN ARG                                           -              -        218,845              -
INVESTMENT LOSS - BOLIVIA                         -              -         (5,878)             -
EQUITY INCOME (LOSS) OF
 UNCONSOLIDATED
  INTERNATIONAL AFFILIATES                        -          2,652        (10,752)        14,224
INTEREST INCOME                               3,376             91          7,837            343
INTEREST EXPENSE                             (3,889)        (5,025)       (17,476)       (14,900)
OTHER INCOME (EXPENSE), NET                     124            (13)         2,381           (561)

INCOME BEFORE INCOME TAXES                   17,584         14,278        238,370         70,037

PROVISION FOR INCOME TAXES                    3,238          3,452        104,367         19,902

NET INCOME                             $     14,346   $     10,826   $    134,003   $     50,135

BASIC EARNINGS PER COMMON SHARE        $       0.38   $       0.29   $       3.56   $       1.36

  WEIGHTED AVERAGE SHARES -
   BASIC                                     37,618         37,139         37,609         36,907

DILUTED EARNINGS PER COMMON SHARE      $       0.34   $       0.26   $       3.16   $       1.20

  WEIGHTED AVERAGE SHARES -
   DILUTED                                   42,216         42,056         42,417         41,712

                     GENESEE & WYOMING INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (unaudited)

                                          December 31,   December 31,
                                              2006           2005
                                          ------------   ------------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents               $    240,206   $     18,669
  Accounts receivable, net                     117,099         91,134
  Materials and supplies                        11,302          6,765
  Prepaid expenses and other                    14,695          8,298
  Deferred income tax assets, net                7,617          4,230
    Total current assets                       390,919        129,096

PROPERTY AND EQUIPMENT, net                    573,292        535,994
INVESTMENT IN UNCONSOLIDATED
 AFFILIATES                                      4,644        136,443
GOODWILL                                        37,788         31,233
INTANGIBLE ASSETS, net                         120,669        135,444
DEFERRED INCOME TAX ASSETS, net                  2,697              -
OTHER ASSETS, net                               11,055         12,388
   Total assets                           $  1,141,064   $    980,598

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt       $      4,372   $      4,726
  Accounts payable                              98,186         87,496
  Accrued expenses                              38,364         28,270
  Income tax payable - Australia                91,925              -
  Deferred income tax liabilities, net             291              -
   Total current liabilities                   233,138        120,492

LONG-TERM DEBT, less current portion           241,313        333,625
DEFERRED INCOME TAX LIABILITIES, net            72,876         59,891
DEFERRED ITEMS - grants from
 governmental agencies                          56,588         48,242
OTHER LONG-TERM LIABILITIES                     16,962         20,528

TOTAL STOCKHOLDERS' EQUITY                     520,187        397,820
   Total liabilities and
    stockholders' equity                  $  1,141,064   $    980,598

                     GENESEE & WYOMING INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (unaudited)

                                                     Year Ended December 31,
                                                   ---------------------------
                                                       2006           2005
                                                   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                       $    134,003   $     50,135
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation and amortization                        29,846         24,575
    Amortization of restricted stock and units            1,265            663
    Compensation cost related to stock options            7,190          1,816
    Excess tax benefits from share-based
     compensation                                        (4,544)          (758)
    Deferred income taxes                                14,591          8,428
    Tax benefit upon exercise of stock options                -            363
    Gain on insurance recovery                           (1,937)             -
    Gain on sale of equity investment in ARG           (218,845)             -
    Net loss (gain) on sale and
     impairment of assets                                33,102         (3,207)
    Investment loss - Bolivia                             5,878              -
    Equity loss (income) of
     unconsolidated international
     affiliates, net of tax                               7,500        (10,077)
    Changes in assets and liabilities
     which provided (used) cash, net
     of effect of acquisitions:
       Accounts receivable, net                          (7,603)       (13,039)
       Materials and supplies                            (1,827)          (245)
       Prepaid expenses and other                        (6,247)           149
       Accounts payable and accrued expenses             10,046          9,184
       Income tax payable - Australia                    86,358              -
       Other assets and liabilities, net                 (5,438)           110
         Net cash provided by
          operating activities                           83,338         68,097

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment,
   net of government grants                             (62,997)       (32,098)
  Proceeds from ARG Sale                                306,746              -
  Cash paid for acquisitions, net                       (20,354)      (244,704)
  Valuation adjustment of split dollar
   life insurance                                            39             47
  Cash received from  unconsolidated
   international affiliates                                 378            677
  Proceeds from disposition of
   property and equipment                                 3,667          4,317
         Net cash provided by (used in)
          investing activities                          227,479       (271,761)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term
   borrowings, including capital leases                (185,189)      (213,975)
  Proceeds from issuance of long-term debt               92,500        417,800
  Debt issuance costs                                         -         (1,629)
  Net proceeds from employee stock purchases              6,857          3,805
  Treasury stock purchases                              (11,334)          (368)
  Excess tax benefits from share-based
   compensation                                           4,544            758
         Net cash (used in) provided
          by financing activities                       (92,622)       206,391

EFFECT OF EXCHANGE RATE CHANGES ON
 CASH AND CASH EQUIVALENTS                                3,342          1,491

INCREASE IN CASH AND CASH EQUIVALENTS                   221,537          4,218
CASH AND CASH EQUIVALENTS, beginning of period           18,669         14,451
CASH AND CASH EQUIVALENTS, end of period           $    240,206   $     18,669

                     GENESEE & WYOMING INC. AND SUBSIDIARIES
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                             (dollars in thousands)
                                   (unaudited)

                                                          Three Months Ended December 31,
                                             ----------------------------------------------------------
                                                        2006                            2005
                                             ---------------------------    ---------------------------
                                                Amount      % of Revenue       Amount      % of Revenue
                                             ------------   ------------    ------------   ------------
Revenues:
  Freight                                    $     80,455           64.9%   $     76,015           73.6%
  Non-freight                                      43,515           35.1%         27,301           26.4%

    Total revenues                           $    123,970          100.0%   $    103,316          100.0%

Operating Expense Comparison:
Natural Classification
Labor and benefits                           $     41,869           33.8%   $     33,108           32.0%
Equipment rents                                    11,228            9.1%          9,078            8.8%
Purchased services                                 11,300            9.1%          7,472            7.2%
Depreciation and amortization                       7,708            6.2%          6,858            6.6%
Diesel fuel used in operations                     10,962            8.8%         10,892           10.5%
Diesel fuel sold to third parties                   5,404            4.4%              -            0.0%
Casualties and insurance                            4,465            3.6%          4,022            3.9%
Materials                                           6,038            4.9%          5,775            5.6%
Net (gain) loss on sale and impairment
 of assets                                         (3,162)          -2.6%            159            0.2%
Other expenses                                     10,185            8.2%          9,379            9.2%

Total operating expenses                     $    105,997           85.5%   $     86,743           84.0%

Functional Classification
Transportation                               $     42,828           34.5%   $     36,237           35.1%
Maintenance of ways and structures                 11,419            9.2%          9,223            8.9%
Maintenance of equipment                           20,247           16.3%         15,550           15.1%
Diesel fuel sold to third parties                   5,404            4.4%              -            0.0%
General and administrative                         21,553           17.5%         18,716           18.0%
Net (gain) loss on sale and impairment
 of assets                                         (3,162)          -2.6%            159            0.2%
Depreciation and amortization                       7,708            6.2%          6,858            6.6%

Total operating expenses                     $    105,997           85.5%   $     86,743           84.0%

                     GENESEE & WYOMING INC. AND SUBSIDIARIES
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                              (dollars in thousands)
                                   (unaudited)

                                                             Year Ended December 31,
                                           ------------------------------------------------------------
                                                       2006                            2005
                                           ----------------------------    ----------------------------
                                              Amount       % of Revenue       Amount       % of Revenue
                                           ------------    ------------    ------------    ------------
Revenues:
  Freight                                  $    335,847            70.1%   $    285,999            74.2%
  Non-freight                                   142,999            29.9%         99,390            25.8%

    Total revenues                         $    478,846           100.0%   $    385,389           100.0%

Operating Expense Comparison:
Natural Classification
Labor and benefits                         $    158,506            33.1%   $    122,941            31.9%
Equipment rents                                  40,126             8.4%         34,364             8.9%
Purchased services                               37,873             7.9%         26,250             6.8%
Depreciation and amortization                    29,846             6.2%         24,575             6.4%
Diesel fuel used in operations                   45,171             9.4%         38,414            10.0%
Diesel fuel sold to third parties                12,493             2.6%              -             0.0%
Casualties and insurance                         17,472             3.6%         17,704             4.6%
Materials                                        23,960             5.0%         19,933             5.2%
Net loss (gain) on sale and impairment
 of assets                                       33,102             6.9%         (3,207)           -0.8%
Gain on insurance recovery                       (1,937)           -0.4%              -             0.0%
Other expenses                                   38,821             8.1%         33,484             8.6%

Total operating expenses                   $    435,433            90.8%   $    314,458            81.6%

Functional Classification
Transportation                             $    162,301            33.9%   $    133,001            34.5%
Maintenance of ways and structures               42,789             8.9%         34,360             8.9%
Maintenance of equipment                         70,340            14.7%         57,321            14.9%
Diesel fuel sold to third parties                12,493             2.6%              -             0.0%
General and administrative                       86,499            18.0%         68,408            17.7%
Net loss (gain) on sale and impairment
 of assets                                       33,102             6.9%         (3,207)           -0.8%
Gain on insurance recovery                       (1,937)           -0.4%              -             0.0%
Depreciation and amortization                    29,846             6.2%         24,575             6.4%

Total operating expenses                   $    435,433            90.8%   $    314,458            81.6%

                     GENESEE & WYOMING INC. AND SUBSIDIARIES
       RAILROAD FREIGHT REVENUE, CARLOADS AND AVERAGE REVENUE PER CARLOAD
                          COMPARISON BY COMMODITY GROUP
           (dollars in thousands, except average revenue per carload)
                                   (unaudited)

                                  Three Months Ended                     Three Months Ended
                                  December 31, 2006                      December 31, 2005
                         ------------------------------------   ------------------------------------
                                                     Average                               Average
                                                     Revenue                               Revenue
                           Freight                     Per       Freight                     Per
Commodity Group           Revenues     Carloads      Carload     Revenues     Carloads     Carload
----------------------   ----------   ----------   ----------   ----------   ----------   ----------
Pulp & Paper             $   17,121       31,918   $      536   $   17,117       36,445   $      470
Coal, Coke & Ores            12,292       47,249          260       13,382       50,699          264
Minerals & Stone              8,754       30,537          287        7,660       20,023          383
Farm & Food Products          8,744       21,950          398        4,316       13,094          330
Metals                        8,618       19,076          452        7,585       20,255          374
Lumber & Forest
 Products                     7,461       19,658          380        9,317       25,582          364
Chemicals-Plastics            5,914       10,417          568        5,683       10,566          538
Petroleum Products            5,853        8,041          728        5,847        7,672          762
Autos & Auto Parts            1,569        2,857          549        1,337        2,734          489
Intermodal                      341          878          388          590        1,228          480
Other                         3,788       16,565          229        3,181       13,258          240

Totals                   $   80,455      209,146          385   $   76,015      201,556          377

                     GENESEE & WYOMING INC. AND SUBSIDIARIES
       RAILROAD FREIGHT REVENUE, CARLOADS AND AVERAGE REVENUE PER CARLOAD
                          COMPARISON BY COMMODITY GROUP
           (dollars in thousands, except average revenue per carload)
                                   (unaudited)

                                      Year Ended                            Year Ended
                                  December 31, 2006                      December 31, 2005
                         ------------------------------------   ------------------------------------
                                                     Average                               Average
                                                     Revenue                               Revenue
                           Freight                     Per       Freight                      Per
Commodity Group           Revenues     Carloads      Carload     Revenues     Carloads     Carload
----------------------   ----------   ----------   ----------   ----------   ----------   ----------
Pulp & Paper             $   69,486      136,649   $      508   $   59,401      129,807   $      458
Coal, Coke & Ores            59,367      198,075          300       51,803      197,891          262
Metals                       36,663       84,556          434       28,432       78,221          363
Minerals & Stone             36,236      110,454          328       29,050       73,307          396
Lumber & Forest
 Products                    34,929       91,085          383       35,336       98,087          360
Farm & Food Products         30,048       79,385          379       17,842       52,501          340
Chemicals-Plastics           24,849       42,934          579       21,481       40,434          531
Petroleum Products           22,707       30,982          733       25,717       33,041          778
Autos & Auto Parts            7,033       13,387          525        6,584       13,600          484
Intermodal                    1,651        3,936          419        2,151        4,805          448
Other                        12,878       59,213          217        8,202       31,579          260

Totals                   $  335,847      850,656          395   $  285,999      753,273          380

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

    This earnings release contains free cash flow and adjusted earnings per share, which are "non-GAAP financial measures" as this term is defined in Regulation G of the Securities Exchange Act of 1934. In accordance with Regulation G, GWI has reconciled these non-GAAP financial measures to their most directly comparable U.S. GAAP measures.

    Free Cash Flow Description and Discussion (dollars in millions)

    Management views Free Cash Flow, as reconciled within this earnings release, as an important financial measure of how well GWI is managing its assets. Subject to the limitations discussed below, Free Cash Flow is a useful indicator of cash flow that may be available for discretionary use by GWI. Free Cash Flow is defined as Net Cash Provided by Operating Activities less Net Cash Used in/Provided by Investing Activities, excluding the Cost of Acquisitions/Proceeds from Divestitures. Key limitations of the Free Cash Flow measure include the assumptions that GWI will be able to refinance its existing debt when it matures and meet other cash flow obligations from financing activities, such as required dividend payments and principal payments on debt. Free Cash Flow is not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of cash flow determined in accordance with Generally Accepted Accounting Principles (GAAP).

                                               Year Ended December 31,
                                             ---------------------------
                                                 2006           2005
                                             ------------   ------------
Net cash provided by operating activities    $       83.3   $       68.1
Net cash provided by (used in) investing
 activities                                         227.5         (271.8)
Cash proceeds from divestitures                    (306.7)             -
Cash used for acquisitions                           20.4          244.7
Free cash flow                               $       24.4   $       41.0

    Adjusted Net Income and Adjusted Earnings per Share - Diluted Description and Discussion (dollars in millions, except per share amounts)

    Management views the Earnings per Share - Diluted, calculated as Net Income divided by Weighted Average Shares - Diluted, as an important measure of GWI's operating performance. Management presents Adjusted Net Income and Adjusted Earnings per share - Diluted because it believes these measures are useful for investors to be able to assess GWI's financial results compared with the same period in the prior year. Adjusted Net Income and Adjusted Earnings per Share - Diluted exclude the effects of the ARG Sale and the non-cash impairments in Mexico and Bolivia in the year ended December 31, 2006, which makes this comparison possible. Adjusted Net Income and Adjusted Earnings per Share - Diluted are not intended to represent and should not be considered more meaningful than, or as an alternate to, Net Income or Earnings per Share calculations determined in accordance with GAAP.

                                         Year Ended
                                      December 31, 2006
                                 ---------------------------
Net Income                          Diluted          EPS
------------------------------   ------------   ------------
As Reported                      $      134.0   $       3.16
Impact of ARG Sale                     (114.5)         (2.70)
Mexico & Bolivia impairments             39.8           0.94
Excluding above items            $       59.3   $       1.40

SOURCE  Genesee & Wyoming Inc.
    -0-                             02/13/2007
    /CONTACT:  Michael Williams, GWI Corporate Communications
    1-203-629-3722 mwilliams@gwrr.com /
    /Web site:  http://www.gwrr.com /
    (GWR)